Exhibit 99.1

Saga Communications, Inc.

Repurchases 2.8% of Outstanding Shares

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – December 15, 2025 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company,” “Saga” or “our”) today announced that it repurchased 184,215 shares of its common stock for an aggregate purchase price of approximately $2.1 million, or $11.50 per share, through a privately negotiated transaction. The repurchased shares represent approximately 2.8% of the company’s currently outstanding common stock, based on 6,556,621 shares outstanding as of December 11, 2025. After closing, these shares were returned to treasury and are no longer outstanding.

Chief Financial Officer Samuel Bush commented, “We are pleased to announce the completion of a privately negotiated stock repurchase transaction, which underscores our ongoing commitment to deliver value to our shareholders. This transaction reflects our confidence in the company’s long-term strategy and financial strength, while providing us with greater flexibility to manage our capital structure. We remain focused on disciplined capital allocation and generating a meaningful return for all stakeholders.”

Saga is a media company whose business provides radio, digital, e-commerce, local on-line news and non-traditional revenue initiatives. Saga operates in 28 markets and provides services to national, regional and local advertisers to meet their growing advertising needs. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties. Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements. The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K. Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance. Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.